                                                                    Exhibit 99.1





                               ___________________



                               Financial Statements
                       Required by Form 11-K in accordance with
                           Rule 15d-21 under the Securities
                               Exchange Act of 1934


                               ___________________



                     For the Fiscal Year Ended December 31, 1993
                                        of
                        The Zenith Investment Partnership
                                    401(k) Plan


                            ZENITH NATIONAL INSURANCE CORP.
                            -------------------------------

                   The principal executive offices of Zenith National Insurance Corp. are located at 21255 Califa Street, Woodland Hills, California 91367-5021.

ITEM 1.       NOT APPLICABLE
- - -------

ITEM 2.       NOT APPLICABLE
- - -------

ITEM 3.       NOT APPLICABLE
- - -------

ITEM 4.       FINANCIAL STATEMENTS AND SCHEDULES
- - -------       PREPARED IN ACCORDANCE WITH THE FINANCIAL
              REPORTING REQUIREMENTS OF ERISA



                                                              Page
                                                              ----
Report of Independent Accountants................................2

Statement of Net Assets Available for
Benefits As Of December 31, 1993
and 1992.........................................................3

Statement of Changes in Net Assets
Available for Benefits For Years
Ended December 31, 1993 and 1992.................................4

Notes to Financial Statements....................................5

Supplemental Schedules:

Item 27a - Schedule of Assets Held For
Investment As Of December 31, 1993..............................12

Item 27d - Schedule of Reportable
Transactions For The Year
Ended December 31, 1993.........................................13

                        REPORT OF INDEPENDENT ACCOUNTANTS
                                 ______________

To the Administrative Committee of
The Zenith Investment Partnership
  401(k) Plan

We have audited the accompanying statement of net assets available for benefits of The Zenith Investment Partnership 401(k) Plan (the "Plan") as of December 31, 1993 and 1992 and the related statement of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of The Zenith Investment Partnership 401(k) Plan as of December 31, 1993 and 1992 and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.


Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of the Plan, listed in the index on page 1, are presented for purposes of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion are fairly stated in all material respects, in relation to the basic financial statements taken as a whole.

                                                          COOPERS & LYBRAND

Los Angeles, California
June 10, 1994

                  THE ZENITH INVESTMENT PARTNERSHIP 401(k) PLAN

                 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                        AS OF DECEMBER 31, 1993 AND 1992
                              ____________________

                                                     1993               1992
                                                     ----               ----
Assets:
Investments:

   Zenith National Insurance Corp.
   Common stock, at market (296,037
   shares, $5,461,841 cost for 1993
   and 251,048 shares, $4,103,033 cost
   for 1992)                                     $ 6,623,915         $4,958,198

   Short-term investment fund                      5,508,150          4,180,168

   Invested cash                                     346,581             47,162
                                                 -----------         ----------
       Total investments                          12,478,646          9,185,528


  Contributions receivable - participant                                 73,809
  Contributions receivable - employer                                    20,934
  Accrued investment income                           14,755             11,628
                                                 -----------         ----------
       Total assets                               12,493,401          9,291,899
                                                 -----------         ----------

Liabilities:
  Accrued withdrawals                                                   140,795
  Amount due broker                                                      47,168
                                                                     ----------
       Total liabilities                                                187,963
                                                 -----------         ----------
Net assets available for benefits                $12,493,401         $9,103,936
                                                 ===========         ==========




         The accompanying notes are an integral part of this statement.

                  THE ZENITH INVESTMENT PARTNERSHIP 401(k) PLAN

            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992
                               __________________

                                                     1993               1992
                                                     ----               ----
Additions:

  Contributions:
     Employer                                    $   654,639         $  568,726
     Participants                                  2,494,364          2,138,291
                                                 -----------         ----------
     Total contributions                           3,149,003          2,707,017
                                                 -----------         ----------
  Rollovers from other plans                          25,685             53,679
                                                 -----------         ----------

  Investment income:
     Dividends                                       425,380            342,294
     Net appreciation
       in fair value of investment in
       Zenith National Insurance Corp.
       common stock                                  478,673            716,795
                                                 -----------         ----------

     Total investment income                         904,053          1,059,089
                                                 -----------         ----------

         Total additions                           4,078,741          3,819,785
                                                 -----------         ----------

Deductions:

  Withdrawals by participants                        689,276            764,926
                                                 -----------         ----------


         Net additions                             3,389,465          3,054,859


Net assets available for benefits:

  Beginning of year                                9,103,936          6,049,077
                                                 -----------         ----------

  End of year                                    $12,493,401         $9,103,936
                                                 ===========         ==========




         The accompanying notes are an integral part of this statement.

                  THE ZENITH INVESTMENT PARTNERSHIP 401(k) PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                  ____________



1.   THE PLAN:

     The following is a general description of The Zenith Investment Partnership 401(k) Plan (the "Plan").

     GENERAL

     The Plan is a qualified stock bonus plan offered to all eligible employees of Zenith National Insurance Corp. ("ZNIC") and its affiliates ("the Company"), who are age twenty-one or older as of the enrollment dates. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended ("IRC"). At December 31, 1993 and December 31, 1992 there were, respectively, 1,004 and 863 participants in the Plan. Of those participants, 825 and 726 in 1993 and 628 and 471 in 1992 elected to invest, either wholly or partially, in the Short-Term Investment Fund and Company Stock Fund, respectively.

     CONTRIBUTIONS

     Participants may elect to contribute between 1% to 12% of their basic compensation up to a maximum of $8,994 for 1993 and $8,728 for 1992 (Salary Reduction Contributions). The maximum is adjusted each year for increases in the cost of living as provided in applicable regulations. This annual amount is an aggregate limitation that applies to all of an individual's Salary Reduction Contributions and similar contributions under other plans. The Company contributes 33-1/3% of the participant's "matched" contribution amount (matched contributions are defined as the first 6% of each participant's monthly contributions). The Company's contribution is invested exclusively in the common stock of ZNIC ("Company Stock").

                  THE ZENITH INVESTMENT PARTNERSHIP 401(k) PLAN

                                ________________


1.   THE PLAN, CONTINUED:

     The Salary Reduction Contributions, made on behalf of each participant, are paid to the Trustee on or immediately after the last day of each month, and are subsequently deposited to the investment funds as directed by the participant.

     PARTICIPANT ACCOUNTS

     Each participant's account is credited with: (1) the participant's contributions, (2) participant rollover contributions from non-Company plans, (3) the related Company matching contributions, and (4) fund earnings. These accounts are summarized in the accompanying financial statements as net assets available for benefits.

     VESTING

     Each participant has an immediate, fully vested right to receive all Salary Reduction Contributions, all Company matching contributions made prior to January 1, 1991, and earnings thereon, upon termination from the Company, or upon separation caused by death of the participant. All Company matching contributions made after January 1, 1991 are subject to a five year graduated vesting schedule with respect to participants who became employed by the Company on or after April 1, 1988.

     However, irrespective of the vesting schedule, a participant is fully vested upon his death, disability or attainment of Normal Retirement Age.

     WITHDRAWALS PRIOR TO TERMINATION OF EMPLOYMENT

     Except in limited circumstances, withdrawals may not be made by a participant while employed by the Company. Hardship withdrawals of a participant's Salary Reduction Contributions are permitted where a participant has an immediate and heavy financial need

                  THE ZENITH INVESTMENT PARTNERSHIP 401(k) PLAN

                                __________________


1.   THE PLAN, CONTINUED:

     (as determined under Section 401(k)(2)(B)(IV) of the IRC) and that need cannot be satisfied from other resources of the participant. In addition, any participant who is 59-1/2 years old may only withdraw his Salary Reduction Contributions.

     INVESTMENTS

     Each participant directs that Salary Reduction Contributions for his benefit and any earnings thereon be invested in one or both of the following funds:

     a. A Short-Term Investment Fund which invests in a no-load diversified open-end management investment company whose objective is maximum current income consistent with liquidity and the maintenance of a portfolio of high quality, short-term "money-market" instruments; or

     b. A Company Stock Fund which invests solely in Company stock.

     The Company's contributions and any earnings thereon will be invested in the Company Stock Fund and are not subject to participant direction until such participant reaches age fifty-five (55).

     PAYMENT OF BENEFITS

     Upon termination of employment, if a distribution is made, a participant
     (1) receives cash with respect to his interest in the Short-Term Investment Fund and (2) may elect to receive cash or shares of Company Stock plus cash in lieu of any fractional shares, with respect to his interest in the Company Stock Fund.

     EXPENSES

     Expenses in connection with the purchase or sale of stock or other securities are charged to the fund for which such purchase or sale is made. The Trust Agreement stipulates that expenses incurred by the Trustee in the performance

                  THE ZENITH INVESTMENT PARTNERSHIP 401(k) PLAN

                               __________________


1.   THE PLAN, CONTINUED:

     of its duties shall be paid from the Trust Fund unless paid by the Company at its sole discretion. During 1993 and 1992, the Company elected to pay the Trustee's expenses in excess of the interest earned during the year on temporary invested cash. The total Trustee expenses for 1993 and 1992 were $24,197 and $18,523, of which $959 and $1,136 respectively, were offset by income on unallocated cash temporarily invested. The balances of $23,238 and $17,387 were paid by the Company. In addition, certain administrative expenses such as accounting, legal and recordkeeping fees, were paid by the Company during 1993 and 1992.

     TERMINATION

     While the Company has not expressed an intent to terminate the Plan, it may do so at any time. Upon such termination, each participant shall be fully (100%) vested in his account balances, determined as of the date of such termination.

     ADMINISTRATION

     The Plan is administered by an Administrative Committee appointed by the Board of Directors of ZNIC.

     The Committee has responsibility for administration of the Plan, including supervision of the collection of contributions, delivery of such contributions to the trustee, and maintenance of necessary records.

     The Trustee is City National Bank, Beverly Hills, California. The Trustee's responsibilities include receipt of Plan contributions, investment and maintenance of trust assets in the available funds, and distributions under the Plan of such amounts as the Committee shall direct from time to time.

     RECLASSIFICATIONS

     Certain amounts in the 1992 financial statements have been reclassified to conform to the 1993 presentation.

                  THE ZENITH INVESTMENT PARTNERSHIP 401(k) PLAN

                               ___________________


1.   THE PLAN, CONTINUED:

     PLAN AMENDMENTS

     A plan amendment was adopted by the Board of Directors of ZNIC on March 17, 1994 with an effective date of March 31, 1994. The amendment provides that after March 31, 1994 no future additions to any Participant Matched Contributions or Unmatched Contributions Account are to be invested in Company Stock, except that dividends on shares of Company Stock comprising March 31, 1994 balances shall continue to be added to such accounts.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     INVESTMENTS

     Investments are stated at fair value.

     The value ("net asset value") of a share of the no-load diversified open-end management investment company ("Management Company") in which the Short-Term Investment Fund invests is determined by adding the value of all securities and other assets in the Management Company's portfolio, deducting the Management Company's liabilities and dividing by the number of shares outstanding. The Management Company intends to use its best efforts to maintain a constant net asset value of $1 per share.

     The value of the Company Stock is determined using the December 31, 1993 and 1992 closing price on the New York Stock Exchange.

     Purchases and sales of securities are reflected on a trade date basis (the date when the order to buy or sell is executed). Gains or losses on sales of securities are computed on an average cost basis.

     Dividend income is accrued on the ex-dividend date.

     The net appreciation (depreciation) in the fair value of the Plan's investments disclosed in the Statement of Changes in Net Assets Available For Benefits consists of realized gains or losses and unrealized appreciation (depreciation) on investments.

                  THE ZENITH INVESTMENT PARTNERSHIP 401(k) PLAN

                                _________________


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

     CONTRIBUTIONS

     Company and participant contributions are recorded in the period that a participant's payroll deduction is made.


3.   TAX STATUS:

     The Plan was designed to qualify under Sections 401(a) and 401(k) of the IRC such that the Trust is exempt from federal income taxes under Section 501(a) of the IRC. The Plan has received a favorable determination letter from the Internal Revenue Service as to the above.

4.   NET ASSET ALLOCATION:

     As of December 31, 1993 net assets available for plan benefits of the Company Stock Fund and Short-Term Investment Fund were $6,840,593 and $5,652,808, respectively, and as of December 31, 1992 were $5,007,424 and $4,237,307, respectively.

5.   FEDERAL INCOME TAXES APPLICABLE TO PARTICIPANTS:

     The income tax rules affecting Plan participation are complex, subject to interpretation by the Secretary of the Treasury and subject to change. A general summary of the Federal tax consequences of participation in the Plan

                  THE ZENITH INVESTMENT PARTNERSHIP 401(k) PLAN

                               ___________________


5.   FEDERAL INCOME TAXES, CONTINUED:

     follows. An expanded discussion of tax consequences is available in the prospectus dated June 26, 1988, as amended March 18, 1994 related to the Plan.

     In general, 401(k) Company and Salary Reduction Contributions are not subject to tax when made. In addition, earnings and gains on a participant's account are not subject to tax when credited.

     Generally, distributions from the Plan are subject to tax in the year received from the Plan. However, under certain circumstances, a distribution, or part thereof, may not be taxed if rolled over to an Individual Retirement Account or other qualified plan. If taxable, a distribution may be eligible for special tax treatment under the IRC.

     In addition to regular taxes, most distributions received before a participant is age 59-1/2 will be subject to a 10% additional tax. Under limited circumstances, distributions in excess of IRC determined limits will be subject to a 15% excise tax.

                  THE ZENITH INVESTMENT PARTNERSHIP 401(k) PLAN

            ITEM 27A SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                             AS OF DECEMBER 31, 1993
                                   ___________


                                                                       Current
Description                                          Cost               Value
- - -----------                                          ----              -------
Zenith National Insurance Corp.
  Common Stock, 296,037 shares,
  $296,037 par value                              $5,461,841         $6,623,915


Merrill Lynch Institutional Fund
  5,508,150 shares,
 $5,508,150 par value                              5,508,150         5,508,150


City National Bank Money Market
  Investment Account
  346,581 shares,
 $346,581 par value                                  346,581            346,581


                  THE ZENITH INVESTMENT PARTNERSHIP 401(k) PLAN
                  ITEM 27D SCHEDULE OF REPORTABLE TRANSACTIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1993

                   ___________________________________________


                                                                                    Current value of Asset     Net Gain
Description                 Purchase Price       Selling Price           Cost         on Transaction Date      or (Loss)
- - -----------                 --------------       -------------           ----       ----------------------     ---------
Purchases:

Zenith National
Insurance Corp.
common stock                  $1,841,532                                                  $1,841,532

Merrill Lynch
Institutional Fund             1,649,647                                                   1,649,647

City National Bank
Money Market
Investment Account             3,533,933                                                   3,533,933

Sales:

Zenith National
Insurance Corp.
common stock                                        $654,488            $482,724             654,488            $171,764

Merrill Lynch
Institutional Fund                                   321,665             321,665             321,665               -0-

City National Bank
Money Market
Investment Account                                 3,234,514           3,234,514           3,234,514               -0-
